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                                                                   EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of June 8, 2001, by and among Perot Systems Corporation, a Delaware corporation ("PSC"), PSARS, LLC, a Delaware limited liability company and wholly-owned subsidiary of PSC ("Acquisition Sub"), Advanced Receivables Strategy, Inc., a Tennessee corporation ("ARS"), Advanced Receivables Strategy-Government Accounts Division, Inc., a Tennessee corporation ("GAD"), Meridian Healthcare Staffing, LLC, a Tennessee limited liability company ("Meridian"), Cash-Net, LLC, a Tennessee limited liability company ("Cash-Net"), and the owners of ARS, GAD, Meridian and Cash-Net set forth on the signature pages to this Agreement (individually, an "Owner" and collectively, the "Owners").

                                   BACKGROUND

         ARS, GAD, Meridian and Cash-Net are each referred to as a "Company" and collectively as the "Companies" and the Companies and the Owners are referred to collectively as the "Sellers". PSC and Acquisition Sub are each referred to as a "Buyer" and collectively as the "Buyers."

         The Companies desire to sell substantially all of their assets to Acquisition Sub, and Acquisition Sub desires to purchase such assets from the Companies, on the terms and subject to the conditions set forth in this Agreement.

         The Owners will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyers have required that the Owners enter into this Agreement as a condition to PSC's and Acquisition Sub's execution of this Agreement.

         In consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

         1.1 Purchase of Assets. At the Closing (as defined in Section 1.6), for the consideration specified in Article I, each Company agrees to sell, transfer, assign, and deliver to Acquisition Sub the Assets (as defined below) of such Company, and Acquisition Sub agrees to purchase and take the Assets and to assume, be responsible for and perform all of the Assumed Liabilities (as defined in Section 1.3) on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the term "Assets" means all assets and properties of each Company, of every kind, nature and description, whether tangible or intangible, real or personal, contingent or otherwise, including without limitation, cash, cash equivalents, accounts receivable, inventory,



* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission



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materials, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, systems, licenses, permits, customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, trademarks and trade names (including all rights to the names "Advanced Receivables Strategy", "Government Accounts Division", "Meridian Healthcare Staffing" and "Cash-Net"), copyrights, goodwill associated with the business and assets of each Company, material and manufacturing specifications, drawings and designs owned by each Company or acquired by each Company after the date of this Agreement and prior to the Closing, and specifically including:

                  (a) all assets listed on Schedule 2.4(a) as being owned by a Company;

                  (b) all assets reflected on the Latest Balance Sheet (as defined in Section 2.8(a)) or acquired by a Company after the date of the Latest Balance Sheet, except those sold for full value to unaffiliated Persons (as defined in Section 2.12) in the Ordinary Course of Business (as defined in Section 1.3) after the date of the Latest Balance Sheet;

                  (c) the Intellectual Property (as defined in Section 2.21);
         and

                  (d) all rights of any Company under non-competition, confidentiality, and similar agreements that are included in the Assets.

         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Assets will exclude the following (collectively, the "Excluded Assets"):

                  (a) the Companies' rights under this Agreement and the other Seller Documents (as defined in Section 2.2), including, without limitation, the consideration to be paid to the Companies hereunder;

                  (b) the Material Agreements identified in Schedule 2.19(c);

                  (c) the minute books, corporate seals, ownership records and taxpayer and other identification numbers of each Company, and any other documents relating to the organization, maintenance and existence of the Companies;

                  (d) all records prepared in connection with the sale of the Assets, including bids received from third persons and analyses relating to the Assets;

                  (e) consolidated cash of the Companies in excess of $250,000;

                  (f) all rights, claims and causes of action relating to any of the Excluded Assets or the Liabilities (as defined in Section 1.3), other than the Assumed Liabilities, including rights, claims and causes of action under insurance policies relating thereto and to the Assets;





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                  (g) all rights to claims available to or being pursued by
         Sellers or any affiliates of Sellers for refunds of or credits against Taxes (as defined in Section 2.11), investment Tax credits, research credits and credits for prepayment of Taxes attributable to Sellers or any affiliates of Sellers for pre-Closing Tax periods (determined as if such taxable period ended as of the close of business on the Closing Date (as defined in Section 1.6);

                  (h) any consolidated, combined, unitary or separate company Tax return relating to income Taxes that include any of the Sellers or any affiliate of any of the Sellers and records and work papers used in preparation thereof;

                  (i) any asset of the Employee Plans or Controlled Group Plans (each as defined in Section 2.17) including, but not limited to, the right to receive assets of any such plan upon termination thereof;

                  (j) personal seat licenses and season tickets to attend games of the Tennessee Titans National Football League;

                  (k) the 401(k) Plans of the Companies;

                  (l) all interests in Belle Meade Travel Agency;

                  (m) to the extent that transfer to Buyers is prohibited by applicable law, employee medical records;

                  (n) the Companies' insurance policies, including any cash surrender value thereof; and

                  (o) the computers, cell phones and related equipment listed on
         Schedule 1.2(o).

         1.3 Assumed Liabilities. Sellers agree and understand that neither Buyer will assume, or be deemed to assume, any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated, or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), of any Seller except that, at the Closing, Acquisition Sub will assume, effective as of the Closing, and agrees to be responsible for, pay, perform and discharge when due, the following Liabilities (collectively, the "Assumed Liabilities"):

                  (a) trade payables and expenses incurred by a Company since the date of the Latest Balance Sheet and prior to the Closing only in the Ordinary Course of Business (as defined below), excluding any expenses incurred in connection with the transactions contemplated by this Agreement, salaries and related taxes (except as set forth in clause (b) below), accrued vacation and bonuses payable to




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         any employee or any contribution obligations to any Employee Plan (as defined in Section 2.17);

                  (b) salaries accrued by Meridian in the Ordinary Course of Business for employees paid on a weekly basis;

                  (c) obligations of a Company incurred in the Ordinary Course of Business to be performed after the Closing under (i) the Material Agreements identified in Schedule 2.19(a) that are not also identified in Schedule 2.19(c), and (ii) other agreements entered into by a Company in the Ordinary Course of Business that are not included within the definition of Material Agreements set forth in Section 2.19(a) due to the immaterial amount or nature of such agreements;

                  (d) all obligations for property taxes as contemplated by
         Section 4.18 and Taxes that are a component of Closing Working Capital (as defined in Section 1.5(a)); and

                  (e) all obligations in respect of lawsuits, actions and proceedings, pending or threatened, and claims arising out of, relating to or otherwise as a result of the operation or use of the Assets (including, without limitation, use of any employee personnel records transferred to Buyers) by Buyers after the Closing.

         For purposes of this Agreement, "Ordinary Course of Business" means the ordinary course of business of a Company, consistent with past practice, of any amount and type that were ordinarily incurred in past periods, and fully reflected in the Financial Statements (as defined in Section 2.8(a)) and does not include (i) the incurrence of any Liability that results from any breach or default (or event that with notice or lapse of time would constitute a breach or default) by any Seller under any agreement binding on them, (ii) the incurrence of any Liability that results from violations or alleged violations of Law (as defined in Section 2.13), or (iii) any Liability under any Material Agreement (including, without limitation, hold harmless and indemnification provisions) arising from or relating to performance, conduct or acts or omissions under any such agreements that arise, accrue or are performable prior to the Closing.

         1.4 Consideration. As consideration in full for the acquisition of the Assets from the Companies, Acquisition Sub will assume the Assumed Liabilities and pay the Companies the consideration referred to below (collectively, the "Purchase Price"). The Purchase Price will be payable as follows:

                  (a) an aggregate of $52,400,000 (the "Cash Payment") will be paid at the Closing by wire transfer of immediately available funds to accounts specified in writing by the Companies to Acquisition Sub at least two days prior to the Closing.


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                  (b) Acquisition Sub will pay to the Companies, pursuant to an
         Allocation Agreement, in form and substance reasonably satisfactory to the Buyers and containing payment provisions that conform substantially to those set forth on Exhibit A (the "Allocation Agreement"), the Interim Contingent Payment (as defined in Exhibit B), if any, in a single installment by March 31, 2002. Such Interim Contingent Payment will be payable in cash, except that, solely at the option of PSC, up to 50% of such payment may be made in the form of certificated shares of PSC's Class A Common Stock, $.01 par value per share (the "Common Stock") valued at the Conversion Price. As used in this Agreement, "Conversion Price" means the average per share closing price of the Common Stock on the New York Stock Exchange (or on the principal national exchange on which the Common Stock is then listed) for the 10 trading days immediately preceding the two trading days prior to the payment date.

                  (c) Acquisition Sub will pay the Companies, pursuant to the Allocation Agreement, the First Year Contingent Payment, the Second Year Contingent Payment, and the Third Year Contingent Payment (each as defined in Exhibit B), if any. Each Contingent Payment (as defined in Exhibit B) will be due and payable in a single installment as follows:
         (i) the First Contingent Payment by March 31, 2003, (ii) the Second Contingent Payment by March 31, 2004, and (iii) the Third Contingent Payment by March 31, 2005. Each such Contingent Payment will be payable in cash, except that, solely at the option of PSC, up to 50% of each Contingent Payment may be made in the form of certificated shares of Common Stock valued at the Conversion Price. Notwithstanding the foregoing, Acquisition Sub will pay the Companies (in cash or in cash and Common Stock as set forth in this subsection (c)) pursuant to the Allocation Agreement, the then remaining balance of the Maximum Aggregate Earnout Amount (as defined in Exhibit B) at any time beginning after January 1, 2002 and prior to December 31, 2004 that the aggregate amount of Adjusted Operating Profit during such period exceeds *.

                  (d) Subject to Section 1.5(d) the Companies may distribute proceeds from the Cash Payment to the Owners as set forth on Schedule 1.4(d). Each Owner's pro rata portion of the aggregate amount of such distribution is referred to as the "Ownership Percentage."

         1.5 Working Capital Settlement.

                  (a) If the Closing Working Capital is less than $11,012,420, the Cash Payment will be decreased, on a dollar for dollar basis, by an amount equal to the difference, and if Closing Working Capital is greater than $11,012,420, the Cash Payment will be increased, on a dollar for dollar basis, by an amount equal to the difference. As used in this Agreement, "Closing Working Capital" means an amount equal to current assets excluding any accounts receivable, or portion thereof, of the Companies outstanding as of the Closing that remain outstanding 90 days after the Closing Date (the "Uncollected Accounts") less Assumed



* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission



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         Liabilities, as determined from the final Working Capital Statement (as defined in subsection (b) below).

                  (b) The Closing Working Capital and any adjustment to the Cash Payment resulting therefrom (the "Purchase Price Adjustment Amount") will be determined from the combined working capital statement of the Companies as of the Closing (the "Working Capital Statement"). The Working Capital Statement will be prepared in accordance with generally accepted accounting principles ("GAAP") and will set forth the combined balance sheet of the Companies as of the Closing, the calculation of the Closing Working Capital and the Purchase Price Adjustment Amount, if any. Within 100 days after the Closing, Buyers will furnish the Companies with the Working Capital Statement and the calculation of the Purchase Price Adjustment Amount, each of which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for the Companies to evaluate the accuracy thereof. The Companies will have a period of ten days after receipt of Buyers' calculation of the Purchase Price Adjustment Amount to notify Buyers of the Companies' election to accept or reject (and in the case of a rejection, there will be included in such notice the reasons for such rejection in reasonable detail) the calculation of the Purchase Price Adjustment Amount. In the event no notice is received by Buyers during such ten day period, the calculation of the Purchase Price Adjustment Amount will be deemed accepted by the Companies and final and binding on the parties hereto.

                  (c) In the event the Companies timely reject the calculation of the Purchase Price Adjustment Amount, Buyers and the Companies will promptly (and in any event within 20 days following the date upon which the Companies rejected the calculation of the Purchase Price Adjustment Amount) attempt to make a joint determination of the Purchase Price Adjustment Amount. If the parties are able to jointly determine the Purchase Price Adjustment Amount, any required adjustment to the Purchase Price resulting therefrom will be made immediately after such determination and will be final and binding on the parties hereto. In the event the parties are unable to agree upon the final determination of the calculation of the Purchase Price Adjustment Amount within such 20 day period, then Buyers and the Companies, will submit the issues in dispute to an independent certified public accountant from a nationally recognized firm to be chosen as follows. Each of Buyers, on the one hand, and the Companies, on the other, will choose an accountant, which two accountants together will select a third independent accountant from a nationally recognized firm and the third independent accountant will act as the sole arbitrator of the dispute (the "Arbitrator"). The determination of the Arbitrator will be final and binding upon the parties. The Arbitrator, in the Arbitrator's discretion, will allocate the fees of the accountants and the Arbitrator to Buyers and the Companies.

                  (d) If the Cash Payment calculated from the final Purchase Price Adjustment Amount is less than $52,400,000, Sellers, jointly and severally, will




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         pay such difference to Acquisition Sub, and if the Cash Payment calculated from the final Purchase Price Adjustment amount is greater than $52,400,000, Buyers, jointly and severally, will pay such difference to the Companies in the same manner as the initial Cash Payment. At the time of payment of the final Purchase Price Adjustment Amount, Buyers will assign to Sellers without recourse, and without representation or warranty of any sort, the Uncollected Accounts. If any payment is required by this subsection (d), such payment will be paid by wire transfer of immediately available funds within three days after resolution of the amount due to such account as is specified by Buyers. The Companies will retain in immediately available funds at least $10,700,000 of the Cash Payment until the Purchase Price Adjustment Amount is final and any payment resulting therefrom made.

         1.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hughes & Luce, L.L.P., 1717 Main St., Suite 2800, Dallas, Texas (or such other place as the parties may agree) at 10:00 a.m. local time on July 9, 2001, or at such other date, time, and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article V have not been satisfied or waived by July 9, 2001 and there is no agreement among the parties, on the day that is two business days following the date on which all such conditions have been satisfied or waived (such date and time of closing being called the "Closing Date"); provided, however, that solely for determining Closing Working Capital and for reporting business transactions for tax purposes and financial reporting purposes, the Closing will be deemed to have occurred and become effective on July 1, 2001.

         1.7 Closing Deliveries. At the Closing,

                  (a) Acquisition Sub will pay the Cash Payment to the Companies as specified in Section 1.4(a);

                  (b) each Company will execute and deliver to Acquisition Sub a Bill of Sale conveying such Company's Assets to Acquisition Sub, substantially in the form of Exhibit C;

                  (c) each Company will execute and deliver to Acquisition Sub an Assignment of Intellectual Property conveying all registered patents, copyrights, trademarks, trade names, and service marks included within such Company's Assets, substantially in the form of Exhibit D;

                  (d) Acquisition Sub and each Company will execute and deliver to one another an Assumption Agreement, substantially in the form of Exhibit E;

                  (e) each Company will execute and deliver to Acquisition Sub any certificates of title necessary to effect or record the transfer of any vehicles or other Assets of such Company for which ownership is evidenced by a certificate of title;




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                  (f) each Company will deliver to Acquisition Sub or otherwise make available the originals or copies of all of such Company's books, records, ledgers, disks, proprietary information, and other data and all other written or electronic depositories of information relating to any Assets; and

                  (g) Sellers and Buyers, as applicable, will execute and deliver the other Seller Documents (as defined in Section 2.2) and the other Buyer Documents (as defined in Section 3.2).

         1.8 Allocation of Purchase Price. Buyers and Sellers agree that, for all purposes relevant to the calculation of federal or state taxes, the Purchase Price will be allocated among the Assets as reasonably and in good faith agreed by Buyers and the Companies prior to Closing, provided that if the Buyers and the Companies do not so agree, the purchase price will be allocated as determined by an independent audit firm reasonably appointed by Buyers with the consent of the Companies, which will not be unreasonably delayed or withheld.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS


         Sellers, jointly and severally, represent and warrant to Buyers as follows:

         2.1 Organization. Each of ARS and GAD is a corporation duly organized, validly existing, and in good standing under the laws of the State of its organization. Each of Meridian and Cash-Net is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its organization. Each Company has full power to own its properties and to conduct its business as presently conducted. Except as set forth on Schedule 2.1, each Company is duly authorized or qualified to do business as a foreign corporation and is in good standing in each State or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization or qualification necessary, except where failure could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, Liabilities, or prospects of the Companies, taken as a whole (a "Company Material Adverse Effect"). To the Company's Knowledge (as defined in Section 7.11), the Companies are required to be qualified to do business as foreign corporations only in the jurisdictions set forth on Schedule 2.1. Set forth on Schedule 2.1 is a list of all assumed names under which each Company operates and all jurisdictions in which any of the assumed names are registered.

         2.2 Authority. Each Seller has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by it in connection with or pursuant to this Agreement (together with this Agreement, the "Seller Documents"). The execution, delivery, and performance by each Seller of each Seller Document to which it is a party has been duly authorized by all necessary action, corporate, shareholder, member or otherwise, on the part of such Seller. This Agreement has been, and at the Closing the





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other Seller Documents will be, duly executed and delivered by each Seller party thereto. This Agreement is, and each of the other Seller Documents will be, a legal, valid, and binding agreement of each Seller party thereto, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         2.3 Organic Documents. Each Company has provided Buyers a true, correct, and complete copy of such Company's articles of incorporation or organization, as applicable, bylaws or regulations, as applicable, minute books and ownership records. Such corporate records include minutes or consents reflecting all actions taken by the directors or managers (including any committees) and shareholders or members of such Company.

         2.4 Title to Assets.

                  (a) Set forth in Schedule 2.4(a) is a complete list (including the street address, where applicable) of (i) all real property owned by any Company and (ii) all real property leased by any Company that is material to the business, operations, prospects of the Companies taken as a whole. Each Company has provided Buyers with a list of each other Asset owned by or used in the business of such Company having a book or market value in excess of $5,000 (the "Other Assets").

                  (b) Each Company has good and marketable title to all of such Company's material Assets and owns all of such material Assets free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency, or other encumbrance or claim of any nature (collectively, "Liens"), other than the Liens described in
         Schedule 2.4(b). The execution and delivery of the Seller Documents by the parties thereto at the Closing will convey to and vest in Acquisition Sub good and marketable title to the Assets, free and clear of any Liens except those Liens specifically identified in Schedule 2.4(b) to remain after the Closing. The Companies hold a valid leasehold interest in all leased assets that are included within the Assets.

                  (c) The real property owned or leased by any Company and used in or associated with the business of any Company (all of such real property being, the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Companies, except where failure could not reasonably be expected to have a Company Material Adverse Effect. To the Company's Knowledge, except as set forth on Schedule 2.4(c), improvements included in the Assets were constructed in material compliance with, and remain in material compliance with, all applicable laws, statutes, regulations, codes, covenants, conditions, and restrictions affecting the Real




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         Property. Final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements, with such exceptions as could not reasonably be expected to have a Company Material Adverse Effect. There are no actions pending or, to the Company's Knowledge, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, codes, covenants, conditions, or restrictions, except as could not reasonably be expected to have a Company Material Adverse Effect. Sellers have not received notice from any insurance company or Governmental Body (as defined in Section 2.7) of any material defects or inadequacies in the Real Property or the improvements thereon that would materially and adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Company's Knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. No Owner is a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations.

         2.5 Sufficiency of Assets. The Assets, other than the Excluded Assets, constitute all assets reasonably necessary to the conduct of the business of each Company as now conducted. The Assets are in good condition and repair, ordinary wear and tear excepted, and (where applicable) are in good working order and have been properly and regularly maintained in all material respects. The Assets will be sufficient in all material respects to carry on the business as now conducted of each Company after Closing without interruption or disruption. The Companies maintain policies of insurance issued by insurers of recognized responsibility insuring the Companies and their material assets and business against such losses and risks, and in such amounts, as are customary in the case of businesses of established reputation engaged in the same or similar businesses and similarly situated.

         2.6 No Violation. Except as described in Schedule 2.6, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated by the Seller Documents, including without limitation the sale of the Assets to Acquisition Sub, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under (or an event that with notice or lapse of time or both could constitute a breach or default), or result in the creation of any Lien on the Assets or any dissenters or similar rights pursuant to, or relieve any third party of any obligation to any Company, or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, regulation, Material Agreement, Permit (as defined in Section 2.14) or Law to which any Company is a party or by which any Company or any Asset is in any way bound or obligated, except, in each case as could not reasonably be expected to have a Company Material Adverse Effect. No Seller nor any other Person having colorable authority to bind a Company or to enter into any obligation with respect to the Assets has entered into any agreement, arrangement or understanding that purports to grant to any Person any right to approve of, or consent to any transaction contemplated by



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this Agreement or that alters or accelerates any material obligation of any
Company or adversely affects any material Assets upon the consummation of the transactions contemplated by this Agreement.

         2.7 Governmental Consents. Except as set forth in Schedule 2.7, and except as required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or quasi-governmental agency, authority, commission, board, or other body (collectively, a "Governmental Body") is required on the part of Sellers in connection with the transfer of any Permits or other Assets to Acquisition Sub or any of the other transactions contemplated by the Seller Documents.

         2.8 Financial Statements.

                  (a) Attached as Schedule 2.8(a) are true and complete copies of (i) the unaudited balance sheets of each Company (the "Latest Balance Sheet") as of March 31, 2001 (the "Latest Balance Sheet Date") and the related unaudited statements of income for the three months then ended, (ii) the audited balance sheet of ARS as of December 31, 1999, and (iii) the audited balance sheet of ARS as of December 31, 2000 and the related audited statements of income and cash flows for the year then ended (clauses (i), (ii) and (iii) collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of ARS and each of the Companies, as applicable, at the dates specified and the results of their operations for the periods specified and have been prepared in accordance with GAAP, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure, vacation accruals and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which are not material individually or in the aggregate. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated in the Financial Statements. The Financial Statements have been prepared from the books and records of the Companies, which accurately and fairly reflect the transactions of, acquisitions, and dispositions of assets by, and incurrence of liabilities by the Companies.

                  (b) No Company has any Liabilities except for (i) Liabilities reflected on the Latest Balance Sheet, (ii) trade payables and expenses incurred in the Ordinary Course of Business after the Latest Balance Sheet Date and expenses incurred in connection with the transactions contemplated by this Agreement, and (iii) obligations incurred in the Ordinary Course of Business under the Material Agreements and under other immaterial agreements entered into by such Company in the Ordinary Course of Business and that are not required by GAAP to be reflected in the Latest Balance Sheet.




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

         2.9 Subsidiaries and Investments. Except as set forth in Schedule 2.9, no Company owns or holds any direct or indirect equity or debt interest or any form of proprietary interest in any other Person or option to acquire any such interest.

         2.10 Absence of Material Adverse Change. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement or as set forth on
Schedule 2.10, there has not been (a) any change in the condition (financial or otherwise), results of operations, business, prospects, assets, or Liabilities of any Company or with respect to the manner in which any Company conducts its business or operations that could reasonably be expected to result in a Company Material Adverse Effect; (b) any declaration, setting aside, or payment of any dividends or distributions in respect of any securities of any Company or any redemption, purchase, or other acquisition by any Company of any of its securities; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of any Company, other than compensation and expense reimbursements paid in the Ordinary Course of Business; (d) any revaluation by any Company of any of its assets, including, without limitation, the writing down or off of notes or accounts receivable, other than in the Ordinary Course of Business; (e) any entry by any Company into any commitment or transaction material to any Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $50,000, individually or in the aggregate; (f) any increase in indebtedness for borrowed money; (g) any breach or default (or event that with notice or lapse of time could constitute a breach or default), termination, or threatened termination under any Material Agreement by any Company, or, to the Company's Knowledge, by any third party; (h) any change by any Company in its accounting methods, principles, or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, managers, officers, employees, or consultants of any Company; (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of any Company or the termination of employment (whether voluntary of involuntary) of employees of any Company materially in excess of historical attrition in personnel; (k) any material theft, condemnation, or eminent domain proceeding or any material damage, destruction, or casualty loss affecting any asset used in the business of any Company not adequately covered by insurance; (l) any sale, assignment, or transfer of any asset used in the business of any Company, except sales of services in the Ordinary Course of Business; (m) any waiver by any Company or the shareholders or members of a Company of any material rights related to a Company's business, operations, or assets; (n) any other transaction, agreement or commitment entered into or affecting any Company's business, operations, or assets, except in the Ordinary Course of Business; or (o) any agreement or understanding to do or resulting in any of the foregoing.

         2.11 Taxes.

                  (a) Except as set forth on Schedule 2.11(a) all required federal, state, local, and other Tax (as defined in clause (c) below) returns, notices, and reports

         (including without limitation income, property, sales, use, franchise, withholding, social security, and unemployment Tax returns) relating to or involving transactions with any Company have been accurately prepared and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by any such returns have been timely paid, except for amounts subject to good faith dispute that are being duly and diligently contested in appropriate proceedings. No Tax deficiency has been proposed or assessed against any Company, and no Company has executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, proceeding, investigation, or claim is now pending or, to the Company's Knowledge, threatened against any Company, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with a Company's Tax returns or reports. Each Company has withheld or collected from each payment made to each of its employees or contractors the full amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries.

                  (b) Neither Buyer will be responsible for any income, sales, use, excise, or other Tax that arises out of or results from the sale of the Assets under this Agreement, the operation of the Assets by Sellers prior to the Closing or any other transaction or activity of any Seller, excluding (in each case) Taxes attributable to the income of the Acquisition Sub after the Closing and to the ownership and operation of the Assets by Buyers after the Closing.

                  (c) As used in this Agreement, "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties, or other amounts payable to any federal, state, local, or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, gift and gains taxes; (ii) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and (iii) interest, penalties, and additions to Tax imposed with respect thereto.

         2.12 Litigation. Except as described in Schedule 2.12, there are no pending or, to the Company's Knowledge, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body, or other entity (a "Person") against or relating to any Company or any of its directors, managers, officers, employees, agents, or affiliates (in their capacities as such) that, in any such case, could reasonably be expected to have a Company Material Adverse Effect, or to which any of the Assets are subject or relating to the transactions contemplated by this Agreement or the consummation thereof, nor, to the Company's Knowledge, is there any basis therefore. No Company is subject to or bound by any currently existing judgment, order, writ, injunction, or decree. Except as set forth on

Schedule 2.12, there has never been any lawsuit, administrative proceeding, arbitration, review, or formal or informal complaint or investigation by any Person against or relating to any Company or any of its directors, managers, officers, employees, agents or affiliates (in their capacities as such) based on fair debt collection practices, nor to the Company's Knowledge, is any such lawsuit, proceeding, review, complaint or investigation pending.

         2.13 Compliance with Laws. Each Company is currently complying with and has at all times complied with each applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Body, including without limitation all federal, state, and local laws relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters (collectively, "Laws"), except for failures to comply that could not reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 2.13.

         2.14 Permits. Each Company owns or possesses all right, title and interest in all permits, licenses, authorizations, approvals, quality certifications, franchises, or rights issued by any Governmental Body (collectively, "Permits") necessary to conduct the business of the Companies, except for failures that could not reasonably be expected to have a Company Material Adverse Effect. Each of such Permits is described in Schedule 2.14 and, unless otherwise disclosed in such Schedule 2.14, is included within the Assets. No loss or expiration of any such Permit is, on account of the transactions contemplated by this Agreement or otherwise, pending or, to the Company's Knowledge, threatened, or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the Ordinary Course of Business without lapsing and except as could not reasonably be expected to have a Company Material Adverse Effect.

         2.15 Environmental Matters.

                  (a) Without limiting the generality of the other representations and warranties set forth in this Article II, except as could not reasonably be expected to have a Company Material Adverse Effect and as described in Schedule 2.15, to the Company's Knowledge,
         (i) each Company has conducted its business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any Environmental Laws for the operation of such Company's business; (ii) none of the Real Property contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) Sellers have not received any notices, demand letters, or requests for information from any Governmental Body or other Person indicating that any Company is or may be in violation of, or liable under, any Environmental Law or relating to any of the Assets or former assets of any Company; (iv) no reports have been filed, or are required to be filed, by (or relating to) any Company concerning the release or threatened release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of Sellers; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or for or which are in the possession of Sellers relating to the activities of any Company or any of the Real Property that have not been delivered or disclosed to Buyers; (vii) there are no underground storage tanks on, in, or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no asbestos present in any of the Real Property, and no asbestos has been removed from any of the Real Property; (ix) no Company nor any Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law; and (x) to the Company's Knowledge, no Hazardous Substance is present and there are no violations of any Environmental Laws involving property adjacent to the Real Property.

                  (b) As used in this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement, or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment, (ii) the use, storage, generation, transportation, processing, production, release, or disposal of Hazardous Substances, or (iii) the protection or preservation of public health, in each case as amended and in effect on the date of the Closing.

                  (c) As used in this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyls.

         2.16 Employee Matters.

                  (a) Set forth on Schedule 2.16(a) is a complete list of all current regular, full-time and/or permanent employees of the Companies, including date of employment, current title, and compensation, and date and amount of last increase in compensation. No Company has collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of employees, labor union, or employee representative and there is no organization effort currently being made or, to the Company's Knowledge, threatened by or on behalf of any labor union with respect to employees of any Company. No Company has experienced in the prior two years, and, to the Company's Knowledge, there is no basis for any strike, material labor trouble, work stoppage, slow down, or other interference with or impairment of the business of any Company. No employee of any Company is subject to any agreement or obligation that restricts or limits his or her ability to compete or to devote his or her full talents and efforts to Buyers after the Closing.

                  (b) The Companies engage the services of certain temporary or contingent workers ("Contingent Workers"). None of the Contingent Workers is a permanent or regular employee of any Company. The Contingent Workers will not be eligible to participate in or be entitled to benefits from any Buyer's employee welfare benefit plans, pension plans or any other employee benefits extended to Buyers' regular, full-time and/or permanent employees.

                  (c) Except as listed in Schedule 2.16(c) and except as could not reasonably be expected to have a Company Material Adverse Effect, no Company is subject to any currently pending or to the Company's Knowledge, threatened claims, charges, demands or suits arising under or based upon wages, commissions or benefits owed; covenants of fair dealing and good faith; claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; claims for wrongful discharge or retaliation, claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1873, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act ("ERISA"), the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1988. No Company is the subject of any currently ongoing or to the Company's Knowledge, threatened investigations or audits by any Governmental Body for employment-related violations, including any investigations or audits by or on behalf of the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Internal Revenue Service, Department of Labor or any analogous Governmental Body. To the Company's Knowledge, there is no basis for any claims, lawsuits, charges or investigations described in this subsection (c).

                  (d) Each Company is currently complying with and has at all times complied with all applicable employment-related Laws, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. The Companies will provide Buyers with any and all documents required to be kept by any Laws governing employment, including EEO-1 statements, resumes, applications, employee handbooks, personnel files, I-9 forms and employee medical records.

                  (e) To the Company's Knowledge, each Company is currently complying in all material respects with and has at all times complied in all material respects with any and all registration, licensing, disclosure and/or reporting requirements imposed by any applicable Laws upon companies that provide or use the services of Contingent Workers. The Companies will provide Buyers any and all documents that reflect such compliance, and, if necessary, assign or grant to Buyers any such unused license or registration rights.

         2.17 Employee Benefit Plans.

                  (a) Set forth in Schedule 2.17(a)(i) is a complete list of all "employee benefit plans" (as defined in ERISA), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto, which (i) is maintained or contributed to by any Company, or with respect to which any Company has or may have any liability or (ii) provides benefits, or describes policies or procedures applicable, to any director, former director, consultant, former consultant, officer, employee, former officer, or former employee of any Company, or the dependents of any thereof, regardless of whether funded (collectively, the "Employee Plans"). Except as set forth in the Latest Balance Sheet or as set forth on
         Schedule 2.17(a)(ii), no Company has any liability for accrued employee leave used for vacation, sick leave, urgent business, or other reasons. Except as disclosed on Schedule 2.17(a)(iii), no written or oral representations have been made to any employee or former employee of any Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code section 4980B). Except as set forth on Schedule 2.17(a)(iv), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any, in each case, current or former, director, manager, officer, consultant or employee of any Company.

                  (b) Except as disclosed on Schedule 2.17(b), with respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to, currently or in the past by any Company or any ERISA Affiliate (as defined below), or with respect to which any Company or any ERISA Affiliate has liability (the "Controlled Group Plans"):

                           (i) there are no unfunded liabilities existing under
                  any Controlled Group Plan, and each Controlled Group Plan could be terminated as of the Closing Date with no liability to either Buyer, any Company, or any ERISA Affiliate;

                           (ii) there is no Controlled Group Plan that is a
                  defined benefit plan (as defined in Section 3(35) of ERISA) or a multiemployer plan (as defined in Section 3(37) of ERISA); and

                           (iii) each such Controlled Group Plan has been
                  operated in compliance with ERISA, applicable tax qualification requirements, and all other applicable laws.

         As used in this Agreement, "ERISA Affiliate" means each Company and each Person or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Companies pursuant to section 414 of the Code or section 4001 of ERISA.

                  (c) With respect to each Employee Plan, the Companies have furnished to Buyers a true, correct, and complete copy of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto requested by Buyers.

                  (d) Except as set forth on Schedule 2.17(d), no Company, ERISA Affiliate nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)) that would subject any Company or PSC or Acquisition Sub to any taxes, penalties, or other liabilities resulting from such transaction.

                  (e) Except as set forth on Schedule 2.17(e), other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or to the Company's Knowledge, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely.

         2.18 Ownership of the Companies. Schedule 2.18 describes all ownership interests in each Company and indicates the record and beneficial owner of each such interest. Except as fully described on Schedule 2.18, no Company has issued or become obligated in any manner to issue options, warrants, convertible, or exchangeable securities or other rights, agreements, arrangements, or commitments obligating any Company, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer, or deliver any shares of capital stock, member interest or other equity interest in any Company, or any agreement, document, instrument, or obligation convertible or exchangeable therefore that remain outstanding.

         2.19 Material Agreements.

                  (a) Schedule 2.19(a) lists each agreement, arrangement and understanding (whether written or oral and including all amendments thereto) relating to the business of each Company to which a Company is a party or a beneficiary or by which any Company or any of the Assets is bound that is material to any Company, its current or proposed operations, or the Assets (collectively, the "Material Agreements"), including without limitation the following: (i) material agreements pursuant to which any Company sells or distributes any products or services; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which a Company is, directly or indirectly, liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other Assets having an aggregate value in excess of $50,000; (v) agreements pursuant to which a Company is entitled or obligated to acquire any capital assets from a third party; (vi) insurance policies; (vii) employment, consulting, non-competition, separation, collective bargaining, union, or labor agreements or arrangements; (viii) agreements with or for the benefit of any shareholder, member, director, manager, officer, employee, or consultant (or any Person that, to the Company's Knowledge, claims or has any basis to claim any rights as such) of a Company or any affiliate or immediate family member of the foregoing; (ix) supply agreements or arrangements pursuant to which a Company is entitled or obligated to acquire any assets from a third party having an aggregate value in excess of $50,000; (x) licenses of computer software; (xi) any partnership, joint venture, consortium, or other similar arrangements or agreements; and (xii) any other agreement pursuant to which a Company could be required to make or entitled to receive aggregate payments or other aggregate value in excess of $50,000.

                  (b) Except as set forth in Schedule 2.19(b), the entering of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Person, will not constitute a breach of, violation of, or default under any provision of any Material Agreement, except as could not reasonably be expected to have a Company Material Effect.

                  (c) Schedule 2.19(c) identifies any Material Agreements that will be terminated at or prior to, or retained by a Company following the Closing.

                  (d) Sellers have provided to Buyers a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 2.19(d), (i) each Material Agreement is valid, binding, and in full force and effect and enforceable against a Company and, to the Company's Knowledge, the other parties thereto in accordance with its terms; (ii) the applicable Company has performed all of its material obligations under each Material Agreement, and there exists no material breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of any Company or, to the Company's Knowledge, on the part of any other party under any Material Agreement; (iii) there has been no termination or notice of default or, to the Company's Knowledge, any threatened termination or basis for any termination under any Material Agreement; (iv) to the Company's Knowledge, no party to a Material Agreement intends to alter its relationship with any Company as a result of or in connection with the acquisition contemplated by the Seller Documents or has been threatened with bankruptcy or insolvency; and (v) to the Company's Knowledge, accounts receivable serviced by any Company pursuant to any Material Agreement are not in default at the time such Company begins such services.

         2.20 Customers. Set forth in Schedule 2.20 is a complete list of each Company's customers during the year ended December 31, 2000 indicating the amount of revenues attributable to each customer during such year. No such customer that accounted for more than $500,000 in revenues for the year ended December 31, 2000 (each, a "Material Customer") has threatened to, or notified any Seller of any intention to, terminate prior to a scheduled termination date, or materially alter its relationship with any Company, and there has been no material dispute with a Material Customer since January 1, 1999. To the Company's Knowledge, there is no basis for any termination prior to a scheduled termination date or alteration of any Company's relationship with any Material Customer other than in the Ordinary Course of Business.

         2.21 Intellectual Property Rights.

               (a) Set forth in Schedule 2.21(a) is a complete list of all registered patents, trademarks, service marks, trade names, and copyrights, and applications for and licenses (to or from any Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by any Company or with respect to which any Company has any rights. Except as set forth in Schedule 2.21(a), there are no Registered Intellectual Property, common law trademarks, service marks, trade names, trade dress, trade secrets, copyrights or applications therefore or licenses to or from any Company (collectively, the "Intellectual Property"), that are material to the Companies taken as a whole that: (i) are owned by any Company, or with respect to which any Company has any rights; or (ii) are used, whether directly or indirectly, by any Company. Each Company has good and marketable title in and to all of the Assets that include any patents, patent applications, service marks, trade names, trademarks, trademark applications, copyrights, copyright applications, trade secrets, confidential know-how, proprietary data or other proprietary or intellectual property rights (collectively, "Intellectual Property Rights") and such are not subject to any Lien or other proprietary interest, except as set forth on
Schedule 2.21(a), and no Company licenses any component thereof from any other Person.

               (b) The Companies have the sole right to bring actions for infringement of any Intellectual Property Rights included in the Assets. The Assets do not include any inventions of any of any Company's officers, employees or consultants made or owned prior to their appointment by such Company. All current or former officers, employees and consultants of the Companies have assigned in writing all of their rights in the Intellectual Property Rights to the Companies. Except as set forth on Schedule 2.21(b), no current or former officer, employee or consultant of any Company owns or has claimed an interest in any Intellectual Property Rights related to the Assets or, to the Company's Knowledge, any other Intellectual Property Rights directly or indirectly competitive with those related to the Assets.

                  (c) Each Company has taken and will take all reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights transferred in accordance with this Agreement. Except as set forth on Schedule 2.21(c)(i), no Company has taken any action or, to the Company's Knowledge, failed to take an action that directly or indirectly caused the proprietary information contained in the Assets to enter the public domain or in any way affected its value or the Companies' absolute and unconditional ownership thereof. To the Company's Knowledge, no source code or object code of any Intellectual Property Rights is subject to escrow and such source code has not been disclosed to any third party. With respect to the transfer of rights in and to the Assets under this Agreement, except as set forth on Schedule 2.21(c)(ii), Buyers will not be subject to limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Assets, whether in the form transferred to Buyers or after modification. All rights to any tangible or intangible property material to the Assets and used in any Company's business as presently conducted or currently planned by any Company, or as conducted by any predecessor entity to any Company or prior owner of any portion of the Assets, have been validly transferred to such Company free of any adverse claims by any such predecessor entity, or any partner, limited partner, security holder or creditor of any such predecessor entity, and no such property rights remain in any such entity. Except as set forth on Schedule 21.1(c)(iii), no Company is under any obligation to pay any other Person any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Assets. The use of the Assets and the Intellectual Property Rights in the Assets in the conduct of the Companies business have not and do not infringe or conflict with the rights of others under any Intellectual Property Rights in any jurisdiction in the world. No Company has agreed to indemnify any Person for or against any infringement of any Intellectual Property Rights.

         2.22 Competing Interests. Except as set forth on Schedule 2.22 and for ownership of less than one percent of the capital stock or other securities of one or more public companies, no Seller nor any director, manager, or officer of any Company, nor, to the Company's Knowledge, any employee or affiliate or immediate family member of any of the foregoing (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of any Company or that otherwise has material business dealings with a Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Company under, any Material Agreement or other business relationship or arrangement.

         2.23 Regulated Payments. No Seller nor any director, manager, officer, agent, or employee of any Company, nor, to the Company's Knowledge, any affiliate or immediate family member of any of the foregoing has (a) used any funds of any Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) except as set forth in Schedule 2.23, which amounts and values are not material individually or in aggregate, made any other unlawful gift, contribution or payment.

         2.24 No Misrepresentations. In connection with the acquisition of the Assets, no Seller has made any untrue statement of a material fact or omitted to state any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PSC AND ACQUISITION SUB

         PSC and Acquisition Sub, jointly and severally, represent and warrant to Sellers as follows:

         3.1 Organization. PSC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

         3.2 Authority. Each of PSC and Acquisition Sub has all requisite power and authority to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by Buyers in connection with or pursuant to this Agreement (together with this Agreement, the "Buyer Documents"). The execution, delivery, and performance by each of PSC and Acquisition Sub of each Buyer Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of PSC and Acquisition Sub. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by PSC and Acquisition Sub, to the extent each is a party thereto. This Agreement is, and each of the other Buyer Documents will be, a legal, valid, and binding agreement of PSC and Acquisition Sub, as the case may be, enforceable against PSC and Acquisition Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.3 Stock Validity. The shares of Common Stock that may be issued, in PSC's sole discretion, as partial payment for any Contingent Payment (the "Shares") are duly authorized shares of Class A Common Stock, $.01 par value per share of PSC, have been duly authorized for issuance under this Agreement, and when issued as contemplated by this Agreement will be validly issued, fully paid and non-assessable and free of statutory preemptive rights with respect thereto. Upon issuance in accordance with this Agreement, Sellers will receive good and valid title to the Shares free and clear of any Liens, except for those referred to in this Agreement. All issued and outstanding shares of capital stock of Acquisition Sub are owned by PSC.

         3.4 No Violation. The execution, delivery, and performance of the Buyer Documents by PSC and Acquisition Sub will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision, bylaw or regulation or under any material agreement, instrument, order, law, or regulation to which either of them is a party or by which either of them is in any way bound or obligated.

         3.5 Governmental Consents. Except as required in connection with the HSR Act, the listing of the Shares on the New York Stock Exchange (or other principal national exchange on which the Common Stock is then listed) and state securities Laws, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of either Buyer in connection with the transactions contemplated by the Seller Documents.

         3.6 SEC Reports. There is available on the Securities and Exchange Commission's (the "SEC") EDGAR database a copy of each report, proxy statement or information statement filed by PSC since January 1, 1999, each in the form (including exhibits and any amendments thereto and all documents incorporated by reference therein) (collectively, the "SEC Documents") filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents knowingly and recklessly contained or contains any untrue statement of a material fact or knowingly or recklessly omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, under the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof. PSC is current in its filings with the SEC.

         3.7 Litigation. There are no pending or, to the knowledge of Buyers, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. As of the date hereof, there are no pending, and during the three year period preceding the date hereof there were no arbitrations relating to the employment by PSC or any Person controlled by PSC of an individual in an executive position who previously worked for an entity acquired by PSC or any Person controlled by PSC.

         3.8 Available Funds. Acquisition Sub has, and on the Closing Date will have, sufficient funds to enable it to consummate the transactions contemplated hereby.

         3.9 No Misrepresentations. In connection with the acquisition of the Assets, no Buyer has made any untrue statement of a material fact or omitted to state any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

         4.1 Conduct of Business. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (the "Interim Period"), unless Buyers otherwise consent in writing, which consent will not be unreasonably delayed, and except as otherwise specifically contemplated by this Agreement, the Companies will (a) operate in the Ordinary Course of Business and use their best efforts to preserve the goodwill of the Companies and of their employees, customers, suppliers, Governmental Bodies, Contingent Workers and others having business dealings with any Company; (b) not engage in any transaction outside the Ordinary Course of Business, including without limitation by making any material expenditure, investment, or commitment or arrangement of any kind; (c) use commercially reasonable efforts to (i) implement modifications to the operation of their respective businesses that relate to fair debt collection practices as requested by Buyers, (ii) include in newly originated service agreements and in renewals to service agreements, only if such renewal extends the term of any such agreement in excess of four months, provisions regarding de facto employee status and other fair debt collection matters as requested by Buyers and (iii) consult with Buyers in good faith with respect to such matters; (d) not increase the compensation of any employee or officer or make any bonus payments or other distributions except for amounts comprising cash amounts in excess of that necessary to result in Closing Working Capital of not less than $11,012,420 (which amounts may be distributed in the sole discretion of the Companies); (e) maintain all insurance policies and all Permits that are required for any Company to carry on its business; (f) maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; and (g) not take any action that would result in, or otherwise allow, a breach (as of the Closing) of the representations and warranties set forth in Section 2.10, 2.13, or 2.14.

         4.2 Access and Information. During the Interim Period, the Companies will permit Buyers and their representatives to have reasonable access to each Company's directors, managers, officers, employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Companies during normal business hours upon reasonable advance notice and will furnish to Buyers such information, financial records, and other documents relating to the Companies and their operations and businesses as Buyers may reasonably request. The Companies will permit Buyers and their representatives reasonable access to the Companies' accountants, auditors, customers, and suppliers for consultation or verification of any information obtained by Buyers and will use their best efforts to cause such Persons to cooperate with Buyers and their representatives in such consultations and in verifying such information. After the Closing, the Companies will maintain all employee medical records prohibited by Law to be transferred to Buyers until the fifth anniversary of the Closing Date. The Companies will use best efforts to assist and cooperate with Buyers in furnishing the information set forth in such medical records as may be required by Law, as necessary to administer or maintain employee benefit plans or in connection with any litigation, grievance, arbitration or similar proceeding with an employee.

         4.3 Supplemental Disclosure. During the Interim Period, Sellers will promptly supplement or amend each of the Schedules to this Agreement with respect to any matter of which Sellers become aware that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such supplemental or amended disclosure will be deemed not to have been disclosed to Buyers unless Buyers otherwise expressly consents in writing.

         4.4 Assistance with Permits and Filings. During the Interim Period, Sellers will furnish Buyers with all information concerning Sellers that is required for inclusion in any application or filing made by Buyers to any Governmental Body in connection with the transactions contemplated by this Agreement. Sellers and Buyers will fully cooperate to file the Notification and Report Form required by the HSR Act with the Federal Trade Commission and the Anti-Trust Division of the Department of Justice. Sellers will fully cooperate with and assist Buyers in obtaining any Permits, or any consents to assignment related thereto, that Buyers determine in their reasonable judgment will be required in connection with the operation of the Companies' business by Buyers immediately after the Closing.

         4.5 Fulfillment of Conditions by Sellers. Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement and the Seller Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Sellers in this Agreement not to be true and correct as of the Closing. Sellers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyers' obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of Sellers; provided, however, that none of the Sellers nor any of their affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any part of the Assets or other business or assets to any Person; provided, however, that with respect to any contractual consent, approval, or authorization referred to in Section 5.1(c) that is not received prior to the Closing Date, Buyers may require Sellers to act as the agent for Buyers in maintaining and performing the agreements, arrangements, and understandings at issue at no out-of-pocket cost or expense to Sellers and otherwise on terms reasonably satisfactory to Buyers.

         4.6 Fulfillment of Conditions by Buyers. Buyers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyers in this Agreement not to be true and correct as of the Closing. Buyers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated by this Agreement that are dependent on the actions of Buyers; provided, however, that neither Buyer nor any of their affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any part of the Assets or other business or assets to any Person.

         4.7 Publicity. Prior to the Closing, Sellers and Buyers will maintain the confidentiality of the transactions contemplated by this Agreement and neither Buyers nor Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement prior to the Closing, except as required by applicable Law.

         4.8 Transaction Costs. Buyers will pay all transaction costs and expenses (including legal, accounting, and other professional fees) that they incur in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including any required filing fees under the HSR Act. Sellers will pay all transaction costs and expenses (including legal, accounting, and other professional fees) incurred by them in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including any transfer taxes associated with the transfer of the Assets to Acquisition Sub.

         4.9 No-Shop Provisions. Each of Sellers hereby covenants and agrees that during the Interim Period it will not, and will not permit any of its affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors, managers or employees of Sellers or any investment banker, financial advisor, attorney, accountant, or other representative retained by Sellers, or any of their affiliates to take any such action; provided, however, that during the Interim Period, Sellers' broker may accept calls and bids from potential purchasers of the business of the Companies and, only to the extent reasonably necessary, communicate to such potential purchasers that Sellers are evaluating bids and will not be able to respond until after ten business days from the date this Agreement is signed by all of Messrs. Kirshner, Hassenfeld and O'Neill and Ms. Simmons. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving a Company: (a) any merger, consolidation, share exchange, business combination, or similar transaction (other than a Company merging with and into another Company); (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 5% or more of the assets used in the business of any Company; or (c) any offer for 5% or more of the outstanding shares of capital stock of any Company.

         4.10 Nondisclosure. Sellers acknowledge and agree that all customer, prospect, and marketing lists, sales data, intellectual property, proprietary information, trade secrets, and other confidential information of the Companies (collectively, "Confidential Information") are valuable assets constituting part of the Assets and, following the Closing, will be owned exclusively by Acquisition Sub. Each Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyers, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Companies prior to the Closing or Buyers after the Closing). Prior to the Closing, Buyers agree to, and agree to use reasonable efforts to cause their representatives to, treat the Confidential Information as confidential and not to make use of such information for their own purposes or for the benefit of any other Person except in connection with the transactions contemplated by this Agreement.

         4.11 Discharge of Retained Liabilities. Following the Closing, the Companies will fully pay or otherwise discharge in full, prior to the due date therefore and otherwise in accordance with the terms thereof, all Liabilities of the Companies except the Assumed Liabilities.

         4.12 Name Change. On the Closing Date, Sellers will file all documents necessary to change each Company's name to a name bearing no similarity to any of "Advanced Receivable Strategy", "Government Accounts Division", "Meridian Healthcare Staffing" or "Cash-Net."

         4.13 Filing and Authorizations. As promptly as practicable, Buyers and Sellers will make, or cause to be made, such filings and submissions under laws, rules and regulations applicable to it, including the HSR Act, as may be required by them to consummate the transactions contemplated herein, and will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by Buyers and Sellers, respectively.

         4.14 Registration Statement.

                  (a) PSC has filed a registration statement on Form S-4 (the "Registration Statement") with the SEC in connection with the issuance of shares of its Common Stock in transactions such as those contemplated by this Agreement. The Shares will be registered pursuant to the Registration Statement. PSC will use all reasonable efforts to cause the Registration Statement to remain effective under the Securities Act to the extent necessary to permit resale of the Shares. In the event that any Seller is unable to resell any Shares under the Registration Statement or, is unable to resell all of the Shares without limitation on volume under the provisions of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), (without considering any other shares of Common Stock that any Owner may acquire other than under this Agreement), then PSC will promptly upon request by a Seller cause such Shares to be registered under the Securities Act, and will maintain such registration until such time as such Seller is able to resell such Shares without limitation on volume under the Securities Act. PSC also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to issue the Shares. Sellers agree to furnish to PSC all information concerning Sellers as may be necessary in connection with the foregoing.

                  (b) PSC will advise the Companies, promptly after PSC receives notice thereof, of the time when any supplement or amendment to the Registration Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threat known to PSC of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  (c) At or prior to the issuance of the Shares, PSC will cause the Shares to be listed on the New York Stock Exchange (or on the principal national stock exchange on which the Common Stock is then listed).

         4.15 Financial Assistance. After the Closing and prior to December 31, 2004, (a) Acquisition Sub will not pay dividends or make other payments or distributions to PSC in any amounts that would materially impair the working capital of Acquisition Sub needed to meet its then current liabilities, and (b) PSC will provide capital to Acquisition Sub as may be necessary to support increased growth in Acquisition Sub's business. In any 12 month period, such capital amount will not exceed 2% of Acquisition Sub's current year-to-date revenues on an annualized basis.

         4.16 Headquarters' Lease. Prior to the Closing, ARS will use reasonable commercial efforts, in cooperation with Buyers, to amend and restate its lease for its headquarters in Nashville, Tennessee (the "Headquarters' Lease"). The Headquarters' Lease will have a term of five years, rent and other provisions at market rates, and will be in form and substance reasonably satisfactory to Buyers. In the event ARS does not enter into the Headquarters' Lease prior to the Closing, Buyers may, in their sole discretion, require that the existing lease for such location be terminated in full and Sellers will bear all termination fees and related expenses associated with such lease termination.

         4.17 Adverse Changes. Notwithstanding anything to the contrary contained in this Agreement, if during the Interim Period, any Asset is impaired by reason of physical damage caused by fire, earthquake, accident or other act of God and such impairment would have a Company Material Adverse Effect, Buyers may, in their sole discretion, within seven business days after they are notified by Sellers of such damage, elect either to (a) proceed with the Closing, at which time Buyers will have the option of (i) requiring Sellers to assign to Buyers at the Closing Sellers' rights under insurance policies to receive any insurance proceeds due Sellers as a result of such damage or (ii) allowing Sellers to retain the right to receive such insurance proceeds and reduce the Cash Payment for any amount Sellers are entitled to receive under insurance policies by reason of such damage (it being understood and agreed that Buyers will assume responsibility for any required repairs, and Buyers will receive a credit at Closing for any deductible, or co-insured amount under said insurance policies), or (b) terminate this Agreement by giving written notice to Sellers within seven business days of the date on which Sellers notify Buyers of the damage, in which event Sellers and Buyers shall have no further obligations or liabilities to each other except as otherwise provided herein.

         4.18 Proration of Certain Charges. The following charges and payments will be prorated on a per diem basis and apportioned between Sellers, on the one hand, and Buyers, on the other, as of the Closing Date: property taxes, utility charges, prepaid items, license and permit fees, and similar charges imposed with respect to the Assets. Sellers will be liable for (and will reimburse Buyers to the extent Buyers will have paid) that portion of such charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyers will be liable for (and will reimburse Sellers to the extent Sellers will have paid) that portion of the charges relating to, or arising in respect of, periods after the Closing Date.

         4.19 No Additional Representations. Each Buyer acknowledges and agrees that none of Sellers, Sellers' representatives, Sellers' affiliates or any other Person has made any representation or warranty, expressed or implied, with respect to the Assets or Assumed Liabilities or the accuracy or completeness of any information regarding the Assets or Assumed Liabilities furnished or made available to each Buyer and its representatives, except as expressly set forth in this Agreement and the other Seller Documents.

         4.20 Accounts Receivable Collection. For the 90 day period following the Closing Date, Buyers and Sellers will cooperate in good faith to collect the accounts receivable included in the Assets consistent with the Companies' past practices. During such 90 day period, Buyers will furnish to Sellers such information relating to the status of the collection of such accounts receivable as Sellers may reasonably request. Sellers and Buyers will cooperate in good faith to collect the Uncollected Accounts consistent with the Companies' past practices. Sellers will furnish to Buyers such information relating to the collection of the Uncollected Accounts as Buyers may reasonably request, including third-party collection efforts or litigation with customers of Acquisition Sub.

                                    ARTICLE V
                               CLOSING CONDITIONS

         5.1 Conditions to Obligations of Buyers. The obligations of Buyers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Buyers may waive compliance with any such conditions in writing:

                  (a) All representations and warranties of Sellers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as a particular date (which will be true and correct only as of such date) and Buyers will have received a certificate to such effect, in form and substance satisfactory to Buyers, executed on behalf of each Company by officers of each Company and by the Owners.

                  (b) Sellers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and Buyers will have received a certificate to such effect, in form and substance satisfactory to Buyers, executed on behalf of each Company by two executive officers of each Company and by the Owners.

                  (c) All contractual and governmental consents, approvals, orders, licenses, bonds or authorizations required for the conduct of the Companies' business by Buyers immediately after the Closing, including without limitation, those set forth on Schedule 5.1(c), will have been obtained and all necessary contractual or governmental notices, including those set forth on Schedule 5.1(c), will have been given.

                  (d) All filings pursuant to the HSR Act will have been made by Sellers, and their respective affiliates and the required waiting period under the HSR Act will have expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

                  (e) There will be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Seller Documents or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of Buyers (including any material assets or operations acquired or to be acquired from any) or their affiliates or to comply with any material restriction on the manner in which Buyers or their affiliates conduct their operations (including any operations acquired or to be acquired from any Company).

                  (f) Sellers will have delivered to Buyers executed UCC-3 termination statements or other releases satisfactory to Buyers to evidence the release of any Liens on the Assets, other than Liens identified in Section 2.4(b) to remain after Closing.

                  (g) Sellers will have delivered to Buyers Associate Employment Agreements, substantially in the form of Exhibit F-1, executed by the executive officers of the Companies set forth on Schedule 5.1(g).

                  (h) Sellers will have delivered to Buyers Associate Employment Agreements, substantially in the form of Exhibit F-2, executed by the officers of the Companies set forth on Schedule 5.1(h).

                  (i) Sellers will have delivered to Buyers Noncompetition Agreements, substantially in the form of Exhibit G-1, executed by the executive officers of the Companies set forth on Schedule 5.1(i).

                  (j) Sellers will have delivered to Buyers Noncompetition Agreements, substantially in the form of Exhibit G-2 executed by the employees of the Companies set forth on Schedule 5.1(j).

                  (k) Sellers will have delivered to Buyers Retention Agreements, substantially in the form of Exhibit H, executed by the Owners set forth on Schedule 5.1(k).

                  (l) Sellers will have delivered to Buyers a statement setting forth the cash and cash equivalents of the Companies as of the Closing, as determined in accordance with GAAP in good faith by the officers of the Companies designated by Buyers, which amount will not be less than $250,000.

                  (m) Each Company will have delivered to Buyers a certificate of the Secretary of such Company as to the items covered by Section 2.3.

                  (n) Each Company will have delivered to Buyers a disclosure letter, in form and substance reasonably satisfactory to Buyers, attached to which is a complete copy of the articles of incorporation or organizations, as applicable, bylaws or regulations, as applicable, minute books, and ownership records of such Company, the list of such Company's Other Assets, such Company's Employee Plans and Material Agreements (including written summaries of oral Material Agreements) and insurance binders and policy endorsements.

                  (o) Sellers will have delivered to Buyers a legal opinion of Sellers' counsel covering such matters as Buyers may reasonably request and in form and substance reasonably satisfactory to Buyers.

                  (p) The Persons identified on Schedule 5.1(p) will have entered into joinder agreements, in form and substance reasonably satisfactory to Buyers, to become signatories to this Agreement as "Owners" and will be bound by the terms of this Agreement as if such Persons were original signatories hereto.

                  (q) Sellers will have executed and delivered to Buyers the other Seller Documents.

                  (r) Within ten business days after the date this Agreement is signed by all of Messrs. Kirshner, Hassenfeld and O'Neill and Ms. Simmons, Buyers will have completed a comprehensive due diligence review of the business, operations, prospects, financial condition, assets, Liabilities, Material Customers and employee relations of each Company, including, without limitation, a due diligence review of the items disclosed by the Companies on the Schedules hereto, the results of which are satisfactory to Buyers in their sole and absolute discretion.

         5.2 Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Sellers may waive compliance with any such conditions in writing:

                  (a) All representations and warranties of Buyers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for the representations and warranties that address matters only as a particular date (which will be true and correct only as of such date) and Sellers will have received a certificate to such effect in form and substance satisfactory to Sellers executed on behalf of each Buyer by officers of each Buyer reasonably acceptable to Sellers.

                  (b) Buyers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and Sellers will have received a certificate to such effect in form and substance satisfactory to Sellers executed on behalf of each Buyer by officers of each Buyer reasonably acceptable to Sellers.

                  (c) All governmental consents, approvals, orders, or authorizations set forth on Schedule 5.2(c) will have been obtained and all necessary governmental notices set forth on Schedule 5.2(c) will have been given.

                  (d) All filings pursuant to the HSR Act have been made by Buyers and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

                  (e) Buyers have delivered to Sellers a legal opinion of Buyers' counsel covering legal matters that Sellers may reasonably request and in form and substance reasonably acceptable to Sellers.

                  (f) Buyers will have executed and delivered to Sellers the other Buyer Documents.


                                   ARTICLE VI
                                 INDEMNIFICATION


         6.1 Indemnification of Buyers. Subject to the other provisions of this
Article VI, Sellers, severally, and not jointly, will indemnify and hold Buyers, their affiliates and their respective directors, officers, employees, and agents (collectively, the "Buyer Parties") harmless from any and all Liabilities, obligations, claims, losses, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party actually suffers or incurs as a result of or relating to:

                  (a) the breach or inaccuracy of any representation or warranty made by any Seller in this Agreement or any other Seller Document or any allegation by a third party that, if true, would constitute such a breach or inaccuracy;

                  (b) the breach or inaccuracy of any covenant or agreement made by any Seller in this Agreement or any other Seller Document or any allegation by a third party that, if true, would constitute such a breach; and

                  (c) any Liability of any Seller, other than the Assumed Liabilities, or the operation or use of the Assets or the conduct of the Companies' business prior to the Closing.

         For purposes of determining the magnitude of any Loss giving rise to the Buyer Parties' rights to indemnification pursuant to this Section 6.1 (but not in determining whether there has been any breach or inaccuracy of any representation, warranty, covenant or agreement), all materiality and knowledge qualifiers will be excluded from and given no effect in each representation and warranty set forth in Article II and each covenant set forth in Article IV.

         6.2 Indemnification of Sellers. Subject to the other provisions of this
Article VI, PSC and Acquisition Sub, severally, and not jointly, will indemnify and hold Sellers, their affiliates and their respective directors, managers, officers, employees and agents (collectively, the "Seller Parties") harmless from any and all Losses that any Seller Party suffers or incurs as a result of or relating to:

                  (a) the breach of any representation or warranty made by a Buyer in this Agreement or any other Buyer Document or any allegation by a third party that, if true, would constitute such a breach;

                  (b) the breach or inaccuracy of any covenant or agreement made by a Buyer in this Agreement or any other Buyer Document or any allegation by a third party that, if true, would constitute such a breach; and

                  (c) the Assumed Liabilities or the operation or the use of the Assets or the conduct of Buyers' business after the Closing; provided, however, no Seller Party will be entitled to indemnification for any Losses for which a Buyer Party is entitled to indemnification under
         Section 6.1.

         For purposes of determining the magnitude of any Loss giving rise to Seller Parties' rights to indemnification pursuant to this Section 6.2 (but not in determining whether there has been any breach or inaccuracy of any representation, warranty, covenant or agreement), all materiality and knowledge qualifications will be excluded from and given no effect in each representation and warranty set forth in Article III and each covenant set forth in Article IV.

         6.3 Limitations on Indemnification.

                  (a) Notwithstanding any contrary provisions of Section 6.1, with respect to Sections 6.1(a) and 6.1(b), (i) Sellers will not be liable for any Losses thereunder unless the aggregate amount of Losses Sellers are liable for thereunder exceeds $500,000, and in such event, Sellers will be liable for the entire amount of such Losses, (ii) the total aggregate liability of Sellers for Losses thereunder will not exceed $10,000,000 and (iii) no Owner will have liability for Losses thereunder in an aggregate amount in excess of such Owner's Ownership Percentage multiplied by $10,000,000. Buyers will not be entitled to indemnification for any Losses to the extent such Losses are reflected as Assumed Liabilities in the calculation of Closing Working Capital.

                  (b) Notwithstanding any contrary provisions of Section 6.2, with respect to Sections 6.2(a) and 6.2(b), (i) Buyers will not be liable for any Losses thereunder unless the aggregate amount of Losses Buyers are liable for thereunder exceeds $500,000, and in such event, Buyers will be liable for the entire amount of such Losses, and (ii) the total aggregate liability of Buyers for Losses thereunder will not exceed $10,000,000.

                  (c) Indemnification under this Article VI will constitute the sole remedy for Losses incurred that are indemnifiable pursuant to
         Section 6.1(a), 6.1(b), 6.2(a) or

         6.2(b), except that the foregoing will in no way limit the rights of an Indemnified Party (as defined in Section 6.5) for any fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transaction contemplated hereby.

         6.4 Survival. Notwithstanding any investigation or contrary Knowledge by Buyers, the representations and warranties of Sellers and Buyers made in or pursuant to this Agreement and the other documents delivered at the Closing will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until the second year anniversary of the Closing Date, except for the representations and warranties set forth in
Section 2.4(b), which will survive indefinitely. Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1 or Section 6.2 will survive until such claim is finally resolved if the Indemnified Party notifies the Indemnifying Party (as defined in Section 6.5) of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire under this Agreement.

         6.5 Notice. Any party entitled to receive indemnification under this
Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

         6.6 Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related to such Claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim does not relate to the Indemnified Party's relationship with its customers or employees. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and
(iii) the Indemnified Party may employ separate counsel and participate in the defense of such Claim, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) in the reasonable opinion of the Indemnified Party a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim.

         6.7 Losses Net of Insurance. The amount of any Losses for which indemnification is provided under this Article VI will be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyers and Sellers; or (b) by either Buyer, on the one hand, or Sellers, on the other hand, if a condition to performance by the terminating party under this Agreement has not been satisfied or waived prior to July 23, 2001; or (c) by Buyers following a notice of termination by Buyers pursuant to Section 4.17; or (d) by Buyers, on the one hand, or Sellers, on the other hand, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of Buyers (including any assets or operations acquired or to be acquired from the Companies) or their affiliates or to comply with any restriction on the manner in which Buyers or their affiliates conduct their operations (including any operations acquired or to be acquired from the Companies); provided that (i) Buyers may not terminate this Agreement if the Closing has not occurred because of Buyers' failure to perform or observe any of its covenants or agreements set forth in this Agreement or if Buyers are, at such time, in breach of this Agreement, and (ii) Sellers may not terminate this Agreement if the Closing has not occurred because of Sellers' failure to perform or observe any of their respective covenants or agreements set forth in this Agreement or if any of Sellers is, at such time, in breach of this Agreement.

         7.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 7.2):

   if to Buyers:                               with copies to:
   ------------                                --------------

   Perot Systems Corporation                   Hughes & Luce, L.L.P.
   12404 Park Central Drive                    1717 Main Street
   Dallas, Texas 75251                         Suite 2800
   Attn: John Harper                           Dallas, Texas 75201
   Facsimile: (972) 340-6100                   Attn: Glen J. Hettinger
                                               Facsimile: (214) 939-5849


   PSARS, LLC                                  Hughes & Luce, L.L.P.
   12404 Park Central Drive                    1717 Main Street
   Dallas, Texas 75251                         Suite 2800
   Attn: Peter Altabef                         Dallas, Texas 75201
   Facsimile: (972) 340-6085                   Attn: Glen J. Hettinger
                                               Facsimile: (214) 939-5849

   if to Sellers:                              with copies to:
   -------------                               --------------

   Advanced Receivables Strategy, Inc.         Troutman Sanders LLP
   101 Cumberland Avenue                       600 Peachtree Street
   Madison, Tennessee 37115-3329               Suite 5200
   Attn:  Howard Kirshner                      Atlanta, Georgia 30308-2216
   Facsimile: (615) 865-5532                   Attn:  Thomas O. Powell
                                               Facsimile: (404) 962-6658

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received.

         7.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party (as defined below) will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith. A party will be considered the "Prevailing Party" if (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or arbitration award or the losing party's voluntary action before arbitration, trial, or judgment, (b) the other party withdraws its action without substantially obtaining the relief it sought, or
(c) such party did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

         7.4 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, each Company will execute and deliver to Acquisition Sub such further instruments of conveyance and transfer as Acquisition Sub may reasonably request in order more effectively to convey and transfer the Assets to Acquisition Sub and to put Acquisition Sub in operational control of the business of the Companies, or for aiding, assisting, collecting, and reducing to possession any of the Assets and exercising rights with respect to the Assets.

         7.5 Brokers. Except for any fees owing to The Robinson-Humphrey Company, LLC and Kaulkin Ginsburg Company (f/k/a M. Kaulkin & Associates Inc.) (collectively, the "Sellers' Brokers") by the Companies, each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement agrees that it will indemnify and hold harmless the other parties, without regard to the limitations set forth in
Article VI, against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement, including, the Companies holding Buyers harmless for the fees owing to the Sellers' Brokers.

         7.6 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together will constitute one and the same instrument.

         7.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. References in this Agreement to Articles, Sections, Exhibits, and Schedules are to the Articles, Sections, Exhibits, and Schedules of this Agreement unless the context requires otherwise.

         7.8 Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by any of Sellers or Buyers without the prior written consent of the other parties and any purported assignment or delegation will be null and void; except that Buyers may assign its rights under this Agreement to any direct or indirect subsidiary of PSC. This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement, and to the extent provided in
Article VI, the Buyer Parties and the Seller Parties.

         7.9 Entire Agreement. This Agreement, the Buyer Documents, the Seller Documents, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of Sellers contained in any schedule, certificate, or other writing required under this Agreement to be delivered in connection with the transactions contemplated by this Agreement will constitute representations and warranties of Sellers under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

         7.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement.

         7.11 Knowledge. As used in this Agreement, "Company's Knowledge" means that the information to be attributed to any Company is information actually or constructively known to any Owner or any officer or senior management member of any Company. A person has constructive knowledge of those matters which the individual involved could be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter.

         7.12 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

         7.13 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

         7.14 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

         7.15 Arbitration. Any controversy, dispute, or claim arising under this Agreement (other than under Sections 1.8 and 5.1 or as provided in Exhibit B) will be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Notwithstanding any provision of the American Arbitration Association Commercial Arbitration Rules, any such arbitration will be conducted before and decided by one arbitrator. The parties to the arbitration will request that the American Arbitration Association provide the parties with a list of five potential arbitrators. Each party will then strike from the list names one after another until one name is left. After the rights to strike are exercised, the individual remaining on the list will be the arbitrator. Any such arbitration will take place in the City of Wilmington, Delaware. The arbitrators in any such arbitration will apply the laws of the State of Delaware and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and will be governed by and construed under the laws of, the State of Delaware and the United States of America. Any decision rendered by the arbitrator will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable and the exclusive means of settling all disputes under this Agreement, whether for money damages or equitable relief. If arbitration is invoked in accordance with the provisions of this Agreement, the Prevailing Party in the arbitration will be entitled to recover from the other all costs, fees, and expenses pertaining or attributable to such arbitration, including reasonable attorneys' fees.

         7.16 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

         7.17 Sellers' Representative. Upon the signing of this Agreement, Sellers will appoint Howard Kirshner, Tom O'Neill, and John Hassenfeld, as the representatives for the Sellers in connection with the transactions contemplated by this Agreement (in such capacity, the "Sellers' Representatives"). The Sellers' Representatives will represent Sellers under this Agreement until all Sellers' duties under this Agreement and the other Seller Documents are discharged. The Sellers' Representatives will have full and irrevocable power and authority to act for and in the name of and as agent for the Sellers under this Agreement and all Sellers will be bound by the Sellers' Representatives' agreements and decisions with respect hereto. Buyers may rely on any document believed by them to have been signed or presented by any Seller Representative. Buyers will have no obligation to investigate any fact or matter set forth in any such document and all Sellers will be bound by any such document delivered by a Seller Representative to Buyers.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     BUYERS:

                                     PEROT SYSTEMS CORPORATION

                                     By: /s/ John E. Harper
                                        ---------------------------------------
                                             John E. Harper
                                             Vice President



                                     PSARS, LLC

                                     By: PEROT SYSTEMS CORPORATION,
                                         its sole member and manager


                                     By: /s/ John E. Harper
                                        ---------------------------------------
                                             John E. Harper
                                             Vice President


                                     SELLERS:

                                     ADVANCED RECEIVABLES STRATEGY, INC.

                                     By: /s/ Howard Kirshner
                                        ---------------------------------------
                                             Howard Kirshner
                                             President


                                     ADVANCE RECEIVABLES STRATEGY - GOVERNMENT
                                     ACCOUNTS DIVISION, INC.

                                     By: /s/ Howard Kirshner
                                        ---------------------------------------
                                             Howard Kirshner
                                             President

                                     MERIDIAN HEALTHCARE STAFFING, LLC

                                     By: /s/ Howard Kirshner
                                        ---------------------------------------
                                             Howard Kirshner
                                             Chief Manager


                                     CASH-NET, LLC

                                     By: /s/ Howard Kirshner
                                        ---------------------------------------
                                             Howard Kirshner
                                             Chief Manager


                                        /s/ Howard Kirshner
                                        ---------------------------------------
                                        Howard Kirshner


                                        /s/ John Hassenfeld
                                        ---------------------------------------
                                        John Hassenfeld


                                        /s/ Tom O'Neill
                                        ---------------------------------------
                                        Tom O'Neill


                                        /s/ Brenda Simmons
                                        ---------------------------------------
                                        Brenda Simmons


                                        /s/ Linda Johnson
                                        ---------------------------------------
                                        Linda Johnson


                                        /s/ Susan Singleton
                                        ---------------------------------------
                                        Susan Singleton


                                        /s/ Lillian Kloock
                                        ---------------------------------------
                                        Lillian Kloock

             EXHIBITS AND SCHEDULES TO THE ASSET PURCHASE AGREEMENT


         Exhibits (forms of):

         A -      Allocation Agreement
         B -      Contingent Payment Calculation
         C -      Bill of Sale
         D -      Assignment of Intellectual Property
         E -      Assumption Agreement
         F-1-     Associates Employment Agreement (42) month term)
         F-2      Associates Employment Agreement
         G-1-     5 1/2-Year Non-Competition Agreement
         G-2-     2-Year Non-Competition Agreement
         H -      Retention Agreement

         Schedules:

         1.2(o)          Personal Property Considered Excluded Assets
         1.4(d)          Ownership Percentages (as of year end 2000)
         2.1             Organization
         2.4(a)          Real Property
         2.4(b)          Liens on Material Assets
         2.4(c)          Real Property Matters
         2.6             Violations
         2.7             Governmental Consents
         2.8(a)          Financial Statements
         2.9             Subsidiaries and Investments
         2.10            Material Adverse Change
         2.11(a)         Taxes
         2.12            Litigation
         2.13            Compliance With Laws
         2.14            Permits
         2.15            Environmental Matters
         2.16(a)         Employees
         2.16(c)         Employee Matters
         2.17(a)(i)      Employee Benefit Plans
         2.17(a)(ii)     Employee Benefits Representations
         2.17(a)(iii)    Accelerated Payment or Vesting
         2.17(b)         Controlled Group Plans Matters
         2.17(d)         Prohibited Transactions
         2.17(e)         Employee Benefit Plans Matters
         2.18            Ownership of the Companies (as of year end 2000)
         2.19(a)         Material Agreements
         2.19(a)(viii)   Form Employment Agreement
         2.19(a)(x)      Computer Software Licenses

         2.19(b)         Material Agreement Violations
         2.19(c)         Material Agreements Terminated or Retained
                         Following Closing
         2.19(d)         Material Agreement Matters
         2.20            Customers
         2.21(a)         Intellectual Property Rights
         2.21(b)         Intellectual Property Rights Owned by Others
         2.21(c)(i)      Intellectual Property Rights Actions
         2.21(c)(ii)     Intellectual Property Restrictions and Obligations
         2.21(c)(iii)    Royalties and other payments
         2.22            Competing Interests
         2.23            Regulated Payments
         5.1(c)          Contractual and Governmental Consents and Notices
                         Required of Seller
         5.1(g)          Executive Officers to execute Term Employment
                         Agreements
         5.1(h)          Executive Officers to execute Associate Agreements
         5.1(i)          Executive Officers to execute 5-1/2 Year Non-Compete
                         Agreements
         5.1(j)          Employees to execute 2-Year Non-Compete Agreements
         5.1(k)          Persons to execute Retention Agreements

                                   EXHIBIT B
                                       TO
                            ASSET PURCHASE AGREEMENT


1. Defined Terms. Capitalized terms used in this Exhibit B have the meanings given to such terms in the Agreement, unless otherwise defined herein. In addition, the following terms have the meanings indicated:

                  "Adjusted Operating Profit" means the operating profit of Acquisition Sub for the 12 consecutive months ended December 31, 2002, 2003 and 2004, as applicable, computed in accordance with GAAP and the consolidated financial statements of PSC, and then adjusted as follows:*. Adjusted Operating Profit will be determined in accordance with Section 3 of this Exhibit B.

                  "Base Amount" means for each consecutive 12 month period ending on the dates shown below:

                  December 31, 2002                           $ *

                  December 31, 2003                           $ *

                  December 31, 2004                           $ *


                  "Contingent Payment" means any of the Interim Contingent Payment, the First Year Contingent Payment, the Second Year Contingent Payment or the Third Year Contingent Payment.

                  "Interim Operating Profit" means *. Interim Operating Profit will be determined in accordance with Section 3 of this Exhibit B.

                  "Maximum Aggregate Earnout Amount" means $*

                  "Maximum Earnout Amount" means for each consecutive 12 month period ending on the dates shown below, the following amount:

            December 31, 2002                                 $ *

            December 31, 2003                                 $ *

            December 31, 2004                                 $ *



                  "Minimum Earnout Amount" means for each consecutive 12 month period ending on the dates shown below, the following amount:

            December 31, 2002                                 $ *

            December 31, 2003                                 $ *

            December 31, 2004                                 $ *


* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

                  "Pro Rata Amount" means, for any Contingent Payment for which it is determined, a dollar amount equal to the sum of: *.

                  "Pull Through Contract" means any contract entered into by PSC with any Person introduced to PSC by Acquisition Sub or with respect to which Acquisition Sub had a significant sales role, in each case, to be documented in advance as specified in Section 4 of this Exhibit B.

                  "Pull Through Profits" means for any period for which it is determined, a dollar amount equal to * of the amount of operating margin (after allocation of the usual and customary corporate allocation on such contracts) recognized by PSC on each Pull Through Contract during such period.

                  "Target Amount" means for each consecutive 12 month period ending on the dates shown below, the following amounts:

                  December 31, 2002                           $ *

                  December 31, 2003                           $ *

                  December 31, 2004                           $ *



2. Contingent Payment Calculations. Subject to the clauses set forth below:

                  (a) The "Interim Contingent Payment" will be applicable only for the six month period ending December 31, 2001 and will be a dollar amount equal to the difference of: *. Notwithstanding the foregoing, if Adjusted Operating Profit for the year ended December 31, 2002 exceeds the Target Amount, the Interim Contingent Payment will be increased retrospectively by an amount (which will not be less than zero) computed as follows: *.

                  (b) The "First Year Contingent Payment" will be applicable for the 12 month period ending December 31, 2002, and will be a dollar amount equal to: *.

                  *

                  (c) The "Second Year Contingent Payment" will be applicable for the 12 month period ending December 31, 2003, and will be a dollar amount equal to: *.

                  (d) The "Third Year Contingent Payment" will be applicable for the 12 month period ending December 31, 2004, and will be a dollar amount equal to: *.

                  (e) *

                  (f) *


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*        Indicates confidential text omitted and filed separately with the
         Securities and Exchange Commission.

                  (g) Notwithstanding the foregoing clauses (a) through (d), the Maximum Earnout Amount will be reduced, dollar for dollar, by any Claw-Back Amounts as set forth in the Retention Agreements, dated on or about the Closing Date, executed by each Owner and PSC.

3. Procedures.

                  (a) As promptly as reasonably practical for each of the six month period ending December 31, 2001, and the 12 month periods ending December 31 2002, 2003 and 2004, as applicable, PSC will cause to be prepared and delivered to the Companies a statement setting forth the Interim Operating Profit or Adjusted Operating Profit, as applicable, for such period, together with a brief summary for the basis of its determination. Such statements will be final and binding on the parties unless the Companies deliver a notice of disagreement setting forth in reasonable detail the specific bases of disagreement to PSC within ten days of the delivery of the statement. In the event that such notice is delivered, PSC and the Companies will negotiate in good faith for 20 days to resolve the differences stated in the notice. Any resolution reached by PSC and the Companies will be final and binding on all other parties to the Agreement. In the event that no such resolution is reached, such matter will be finally settled in accordance with Section 1.5(c) of the Agreement.

                  (b) Any financial statements to be prepared hereunder will (i) enable the Companies to determine future allocations of Contingent Payments in such detail as reasonably requested by the Companies, and
         (ii) have the same functionality as those produced prior to the Closing by the Companies.

4. Certain Agreements. PSC and each Seller agree to act reasonably and in good faith with respect to the designation of which opportunities will constitute Pull Through Contracts. In particular, and without limiting the foregoing, (a) PSC will in good faith provide appropriate incentives to employees of Acquisition Sub to encourage them to pursue opportunities that could result in Pull Through Contracts, and (b) Sellers agree that if an opportunity is not reasonably documented in a writing executed by an executive officer of PSC at or prior to the time a contract is entered into by PSC, such contract will not constitute a Pull Through Contract.



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